STOCKHOLDER AGREEMENT

                                  by and among

                            VENTUREHIGHWAY.COM INC.,

                              KIRLIN HOLDING CORP.,

                                       and

                         INDIVIDUAL INVESTOR GROUP, INC.


                                   Dated as of

                                  June 2, 1999





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                                TABLE OF CONTENTS


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                                                                                                               Page
         1.       Effective Date; Management; Board of Directors..................................................2
         2.       Restrictions on Transfers of INDI Shares. ......................................................2
         3.       Pre-emptive Rights. ............................................................................5
         4.       Control Transfer................................................................................6
         5.       Representation and Warranty of Stockholders.....................................................8
         6.       Noncompetition..................................................................................8
         7.       Definition of Affiliates........................................................................8
         8.       Definition of "Shares".  .......................................................................9
         9.       Specific Performance.  .........................................................................9
         10.      Successors and Assigns..........................................................................9
         11.      Governing Law; Venue.   ........................................................................9
         12.      Counterparts and Facsimile Signatures...........................................................9
         13.      Titles and Subtitles.  ........................................................................10
         14.      Notices........................................................................................10
         15.      Entire Agreement; Amendments and Waivers.......................................................10
         16.      Severability.  ................................................................................11
         17.      Termination....................................................................................11

E>



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                              STOCKHOLDER AGREEMENT

         This STOCKHOLDER AGREEMENT is made as of the 2nd day of June, 1999 by and among VENTUREHIGHWAY.COM INC., a New York corporation (the "Company"), KIRLIN HOLDING CORP., a Delaware corporation ("Kirlin"), and INDIVIDUAL INVESTOR GROUP, INC., a Delaware corporation ("INDI").

         WHEREAS, the Company was formed on March 1, 1999 and thereafter issued 10,000 shares of its common stock, no par value ("Common Stock") to Kirlin;

         WHEREAS, the Company, Kirlin and INDI are simultaneously herewith entering into an agreement (the "VentureHighway Agreement") relating to their respective investments in and operation of "VentureHighway.com," a branded website (the "Site"), the primary focus, principal theme and format of which shall be to serve as an interactive portal for one or more of the following activities: (a) the matching of companies seeking funding with qualified investors seeking to fund such companies ("Online Matching Services"), (b) the facilitation of private placements of securities of companies to qualified investors ("Online Private Placement Services"), and (c) the facilitation of public offerings of securities of companies (the operation of such a website (or site available on a proprietary online service) being referred to herein as the "Business");

         WHEREAS, pursuant to the VentureHighway Agreement, the Company will issue 2,484 shares of Common Stock to INDI, representing 19.9% of the outstanding shares of Common Stock on an after-issued basis (with Kirlin's shares of Common Stock representing 80.1% of the outstanding shares of Common Stock);

         WHEREAS, the Common Stock owned by INDI and Kirlin (together, the "Stockholders") will constitute 100% of the issued and outstanding capital stock of the Company; and

         WHEREAS, the Stockholders and the Company desire to set forth certain agreements among them with respect to (a) the transfer and control of the Common Stock owned by them or their respective Affiliates (as defined in Section 7 hereof) and (b) the management of the Company.

         NOW THEREFORE, in consideration of the premises and mutual agreements herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


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         1.       Effective Date; Management; Board of Directors.

                  (a) Immediately after the execution of this Agreement, the Board of Directors and Officers of the Company shall be comprised of the persons set forth on Schedule 1 hereto. One of the directors has been designated by INDI, with the balance being designated by Kirlin.

                  (b) Until the later of such time as (i) INDI, together with any of its Affiliates, owns Shares (as defined in Section 9) constituting less than 10% of the outstanding Common Stock and (ii) the Promotion Period expires, INDI shall continue to have the right to designate one director to serve on the Board of Directors ("INDI Director"). Each INDI designee must be reasonably acceptable to Kirlin. Notwithstanding anything to the contrary in this Agreement, while there is an INDI Director serving on the Board of Directors, the Company shall not, without approval of the INDI Director, (a) engage in any transaction with Kirlin or its Affiliates, except those contemplated by Section
7.3 of the VentureHighway Agreement or (b) declare or pay any cash dividend to the holders of the Common Stock if Kirlin or its Affiliates would be entitled to receive or participate therein.

                  (c) Until such time as Kirlin owns Shares constituting less than 50% of the outstanding Common Stock, Kirlin shall continue to have the right to designate the majority of the directors constituting the Board.

                  (d) Each Stockholder and its Affiliates shall vote all of their Shares for the election of the other Stockholder's designees.

         2.       Restrictions on Transfers of INDI Shares.

                  (a) Transfer of Shares. INDI and its Affiliates shall not sell, transfer, assign, pledge, donate, or otherwise encumber or dispose of any interest in its Shares (a "Transfer") except as provided herein.

                  (b) Exempt Transfers. INDI may make an Exempt Transfer at any time. An "Exempt Transfer" shall be deemed to be any Transfer made by INDI (i) to the Company; (ii) to Kirlin or any of its Affiliates; (iii) to any of INDI's Affiliates; or (iv) to a third party in a Control Transfer (as defined in Section 4(d)).



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                  (c) Non-Exempt Transfers. Any Transfer other than those set forth in Section 2(b) shall be deemed a Non-Exempt Transfer. INDI shall not be permitted to make a Non-Exempt Transfer unless (i) it has first complied with Kirlin's First Offer Right (set forth in Section 2(d)) and (ii) all Shares owned by INDI and any of its Affiliates are the subject of such Transfer. Notwithstanding anything to the contrary, INDI shall not make any Non-Exempt Transfer prior to the expiration of the Promotion Period (as defined in the VentureHighway Agreement).

                  (d)      First Offer Right.

                           (i) If INDI wishes to make a Non-Exempt Transfer of its Shares ("Offered Shares"), then, at least 30 days before making any such Non-Exempt Transfer (the "Rights Exercise Election Period"), INDI shall deliver to the Company and Kirlin a written notice (the "INDI Sale Notice") notifying them of the proposed Non-Exempt Transfer. The INDI Sale Notice shall disclose in reasonable detail the proposed terms and conditions of the Non-Exempt Transfer, including, without limitation, the price per share to be paid by the transferee, the identity of the transferee, evidence of its financial ability to effectuate the purchase, and confirmation of the transferee's agreement to be bound by the terms of this Agreement. Unless otherwise agreed by Kirlin, the purchase price for any Non-Exempt Transfer must be payable in cash and/or marketable securities at the closing of the transaction. In any case where INDI is offered marketable securities from the transferee in payment for the Offered Shares, if Kirlin exercises its First Offer Right, it shall pay for the Offered Shares in cash in an amount equal to the market value of such marketable securities. Such market value shall be the number of securities offered as consideration for the Offered Shares ("Consideration Securities") multiplied by the closing price of the Consideration Securities on the last trading day prior to the date the third-party offer was made. Notwithstanding the foregoing, if the number of Consideration Securities being offered is greater than the then average daily trading volume (based on the then last 30 trading days) of the Consideration Securities multiplied by four, Kirlin shall have the right to use a third-party investment bank to determine the fair, discounted value of such shares (e.g., discounted to give effect to block purchases, etc.). In such situation, the parties agree to use and be bound by the value determined by such third-party investment bank.

                           (ii) Kirlin (or any Affiliate designated by it) shall have the right to purchase all (but not less than all) of the Offered Shares, at the price and on the terms specified in the INDI Sale Notice (the "Offer Right"). Kirlin shall deliver written notice of its election to exercise the Offer Right (the "Purchase Election Notice") to INDI within 15 days after the INDI Sale Notice is given.


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         Failure by Kirlin to give a timely Purchase Election Notice to INDI shall be deemed an election by it not to exercise the Offer Right.

                           (iii) If Kirlin elects to purchase all of the Offered Shares pursuant to the Offer Right, then such purchase shall, unless the parties thereto otherwise agree, be completed at a closing to be held at the principal office of the Company at 10:00 a.m. local time on the 10th day following the exercise of the Offer Right.

                           (iv) The purchase price for the Shares sold pursuant to the Offer Right shall be the purchase price contained in the INDI Sale Notice, and shall be on the applicable terms and conditions contained in the INDI Sale Notice and this Agreement.

                           (v) In the event that Kirlin fails to exercise the Offer Rights, then INDI shall be permitted to transfer the Offered Shares solely to the proposed transferee and solely on the terms and conditions set forth in the INDI Sale Notice, subject to paragraph (e), below.

                  (e) Limitations on Future Rights. Kirlin and the Company agree that any restrictions imposed upon any other investors in the Company which are similar to the First Offer Right shall have terms no more favorable to such investor than those provided to INDI hereunder.

                  (f) Rights and Obligations Attached to Common Stock; Securities Laws. Upon a Transfer by INDI, the recipient of the Shares shall be entitled to all of the rights and benefits, and subject to all the obligations, of INDI arising under this Agreement. Prior to any Transfer, INDI shall cause
(i) the prospective transferee to execute and deliver documents evidencing same to the Company and Kirlin, in type and form reasonably satisfactory to the Company and (ii) its counsel to deliver an opinion to the Company, in form reasonably satisfactory to the Company, to the effect that such Transfer may be made without registration under federal securities laws.

                  (g) Prohibited Transfers. Notwithstanding anything to the contrary, INDI (and its Affiliates) shall be prohibited, without Kirlin's consent, from selling its Shares in a Non-Exempt Transfer to any entity that is a member of any national securities exchange or the National Association of Securities Dealers, Inc. or any Affiliate of such entity.



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                  (h) Improper Transfer. Any attempt to transfer any Shares
which is not in accordance with this Agreement or is in violation of law shall be null and void, and the Company shall not give any effect to such attempted transfer in the share records of the Company.

         3.       Pre-emptive Rights.

                  (a) Except with respect to (i) the grant of options (and the issuance of shares of Common Stock upon exercise thereof) to employees, consultants, directors and officers of the Company where the pre- money valuation of the Company (i.e., the number of shares outstanding (on a fully diluted basis) multiplied by the option exercise price) is more than $16 million, (ii) the issuance of securities by the Company in a private offering where the pre-money valuation of the Company (i.e., the number of shares outstanding (on a fully diluted basis) multiplied by the offering price) is more than $16 million, and (iii) the issuance of securities by the Company in an underwritten public offering, if the Company proposes to offer or sell, in consideration for cash, cash equivalents, Barter Consideration (as defined) or promissory notes, shares of Common Stock or any other class of capital stock or securities convertible or exercisable into or exchangeable for shares of Common Stock or any other class of the Company's capital stock ("New Offer"), the Company shall offer to each Stockholder the right ("Pre-emptive Right"), on the same terms specified below (the "Preemptive Right Terms"), to purchase up to that number of securities sufficient to permit the Stockholder to maintain its proportionate equity interest in the Company (as determined by dividing all of the Shares then owned by such Stockholder (and its Affiliates) by the shares of Common Stock then outstanding. Notwithstanding the foregoing, no Pre-emptive Rights shall be triggered by the grant of options by the Company (and the issuance of shares of Common Stock upon exercise thereof) to employees, consultants, directors and officers of the Company where the pre-money valuation of the Company is less than $16 million (such options, the "Subject Options") until such time as Subject Options to purchase an aggregate of 20% of the Company's then outstanding Common Stock on an after-issued basis (currently 3,121 shares) have been granted ("Subject Option Limit Date"). Pre-emptive Rights shall be triggered by any grant of Subject Options after the Subject Option Limit Date, and the number of shares of Common Stock purchasable upon exercise of such Pre-emptive Rights shall be calculated based solely upon the number of shares purchasable upon exercise of Subject Options granted after the Subject Option Limit Date. With respect to cash consideration specified in the New Offer, the Pre-emptive Right Terms shall be the same as those specified in the New Offer. With respect to non-cash consideration specified in the New Offer, the Pre-emptive Right Terms shall permit the Stockholder (and its Affiliates) to provide such consideration in the form of cash, cash equivalents and/or a form of non-cash consideration substantially similar to the non-cash consideration specified in the


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New Offer, in each case having a value equal to the fair value of the non-cash consideration specified in the New Offer.

                  (b) "Barter Consideration" shall mean nonmonetary consideration which can be utilized in the business of the Company, is not unique in character and is readily available from multiple providers for purchase for cash in the market.

                  (c) The Company shall send a written notice of the New Offer to each Stockholder at least 20 days prior to the consummation of any New Offer specifying in reasonable detail the material terms of the New Offer including, without limitation, the material terms of the proposed security, the material terms of any proposed agreement to be executed by the purchaser, the consideration per share to be paid by the purchaser, and the identity (if known) of each proposed purchaser. Each Stockholder shall notify the Company within ten days of the receipt of such notice whether it intends to exercise its rights under this Section. The closing of any purchase of securities by a Stockholder under this Section shall take place on the same day as the closing of the New Offer at the Company's discretion, within 10 days thereafter.

                  (d) The Pre-emptive Rights afforded under this Section 3 shall terminate with respect to a Stockholder at such time as it owns less than 5% of the outstanding Common Stock.

         4.       Control Transfer.

                  (a) If Kirlin and/or any of its Affiliates which owns Shares proposes to make a Control Transfer (as hereinafter defined) of any of their Shares, then INDI shall have the right to participate ("INDI Participation Right") and Kirlin shall have the right to require INDI to participate ("Kirlin Bring Along Right") in any such sale on the same terms as Kirlin and/or its Affiliates by requiring the purchaser to purchase the "INDI Proportionate Share" (as hereinafter defined) of the Shares to be sold, on the same terms and conditions as pertain to the Shares to be sold by Kirlin and/or its Affiliates in the Control Transfer. Notwithstanding the foregoing, if the pre-money valuation of the Company (i.e., the price per share being offered by the purchaser multiplied by the number of shares of Common Stock outstanding on a fully diluted basis) is less than $32 million, INDI shall have the right to require the purchaser to purchase (and Kirlin shall have the right to require INDI to sell to the purchaser) all of the INDI Shares on the same terms and conditions as pertain to the Shares to be sold by Kirlin and/or its Affiliates in the Control Transfer.



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                  (b) "INDI Proportionate Share" means the percentage determined by dividing (x) the number of Shares then owned by INDI and its Affiliates, by
(y) the sum of (i) the number of Shares then owned by Kirlin and its Affiliates plus (ii) the number of Shares then owned by INDI and its Affiliates.

                  (c) Procedure.

                           (i) If Kirlin desires to make a Control Transfer, then at least 30 days before making any such Control Transfer (the "INDI Rights Exercise Period"), Kirlin shall deliver to INDI a written notice (the "Change of Control Notice") notifying it of the proposed Control Transfer. The Change of Control Notice shall specify the proposed number of Shares to be the subject of the Control Transfer (the "Subject Shares") and disclose in detail the proposed terms and conditions of the Control Transfer, including, without limitation, the price per share to be paid by the transferee, the identity of the transferee, evidence of its financial ability to effectuate the purchase and, if applicable, notice that INDI is obligated to include and sell all of its Shares or the INDI Proportionate Share, as the case may be, as part of such Control Transfer pursuant to the Kirlin Bring Along Right. In the event the consideration to be given by the transferee in the Control Transfer consists in part or in whole of consideration other than cash, a description of the non-cash component of the consideration, together with Kirlin's reasonable estimate of the fair market value of such non-cash component shall also be provided in the Change of Control Notice. INDI shall have 15 days from the receipt of the Change of Control Notice to exercise the INDI Participation Rights by providing written notice of such exercise to Kirlin. Failure by INDI to give timely notice to Kirlin shall be deemed an election by it not to exercise the INDI Participation Right.

                           (ii) If INDI exercises the INDI Participation Right, or Kirlin exercises the Kirlin Bring Along Right, it shall cooperate in consummating the Control Transfer, including, without limitation, by becoming a party to the sale agreement and all other appropriate related agreements, delivery of certificates and other instruments for its Shares duly endorsed for transfer, free and clear of all liens and encumbrances, and voting or consenting in favor of such transaction (to the extent a vote or consent is required) and taking any other necessary or appropriate action in furtherance thereof, including the execution and delivery of any other appropriate agreements, certificates, instruments and other documents, including becoming a party to standard representations, warranties and indemnities in such agreements.



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                           (iii) In the event that INDI fails to exercise the
         INDI Participation Right, then Kirlin shall be permitted to transfer the Subject Shares solely to the proposed transferee and solely on the terms and conditions set forth in the Change of Control Notice.

                  (d) "Control Transfer" means the first transaction or series of related transactions as a result of which any third party, or group of third parties acting in concert, acquires, directly or indirectly, from Kirlin and/or any of its Affiliates, a majority of the Common Stock owned by Kirlin and its Affiliates prior to such transaction or series of related transactions or the power or ability to exercise voting rights in respect of a majority of such shares of Common Stock.

         5. Representation and Warranty of Stockholders. Each of the Stockholders hereby represents and warrants that, except for this Agreement and the VentureHighway Agreement, it is not a party to any contract or agreement respecting the Shares, including any voting trust or other voting arrangement, option or transfer agreement.

         6. Noncompetition. If INDI or any Affiliate shall breach Section 9.3(a) of the VentureHighway Agreement after the Promotion Period, then from and after such date, the rights provided to INDI in Sections 1(b), 3 and 4 of this Agreement shall terminate. If Kirlin or any Affiliate shall breach Section 9.3(a) of the VentureHighway Agreement, then from and after such date, the rights provided to Kirlin in Sections 2, 3 and 4 of this Agreement shall terminate.

         7. Definition of Affiliates. "Affiliate" of a party shall mean any person or entity owned or controlled by or under common control with such party and any of their respective directors, officers or employees; provided, however, that the parties' nonemployee directors and Saul Steinberg and any entity controlled by such persons shall not be deemed Affiliates. For purposes of this Agreement, the Company shall not be deemed to be an Affiliate of either INDI or Kirlin or any of their respective Affiliates. In the event INDI makes a Transfer to any Affiliate or Affiliates, INDI shall designate a single entity (either itself or an Affiliate) to serve as the sole party to which Kirlin or the Company shall provide any notice required to be delivered to INDI or its Affiliates under this Agreement and the VentureHighway Agreement and such designated entity shall also become the sole party which may serve notice upon the Company or Kirlin and which may elect any rights afforded to INDI and/or its Affiliates hereunder or thereunder. Any obligation on the part of INDI to give notice to Kirlin under this Agreement or the VentureHighway Agreement shall be satisfied by INDI giving notice to Kirlin, regardless of whether Kirlin has transferred all or any portion of its Shares to an Affiliate or any other party.



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         8. Definition of "Shares". The term "Shares" shall mean any and all shares of Common Stock outstanding as of the Closing Date and any additional shares of Common Stock hereafter acquired by the owner thereof.

         9. Specific Performance. If any Stockholder commits a breach, or threatens to commit a breach, of any of the provisions of this Agreement, the other parties shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the parties that the transactions contemplated hereunder are of a special, unique and extraordinary character and that any such breach or threatened breach by a party will cause irreparable injury to the other parties and that money damages will not provide an adequate remedy to such other parties.

         10. Successors and Assigns. None of the rights or obligations of the parties hereto may be assigned without the written consent of each of the parties, and any attempt to do so shall be null and void. Subject to the preceding sentence, the rights and obligations of each party hereto shall be binding on and inure to the benefit of its successors and permitted assigns.

         11. Governing Law; Venue. This Agreement shall be governed by and construed under the law of the State of New York, disregarding any principles of conflicts of law that would otherwise provide for the application of the substantive law of another jurisdiction. The Company and each Stockholder (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Company, Kirlin and each Stockholder further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon it mailed by certified mail to its address set forth herein shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

         12. Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signature received via facsimile shall be deemed an original for all purposes.



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         13. Titles and Subtitles. The titles and subtitles used in this
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         14. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by nationally recognized overnight courier, or four business days after deposit with the United States Post Office by certified mail, postage prepaid, to the parties at the following addresses and numbers (or at such other address or number for a party as shall be specified by like notice, except that notices of changes of address or number shall be effective upon receipt):

                  If to INDI:

                           Individual Investor Group, Inc.
                           125 Broad Street, 14th Floor
                           New York, New York  10004
                           Attention:  General Counsel
                           (Facsimile No.:  212/742-0742)

                  with a copy to:

                           Richard W. Cohen, Esq.
                           Lowey Dannenberg Bemporad & Selinger, P.C.
                           One North Lexington Avenue
                           White Plains, New York 10601
                           (Facsimile No.: 914/997-0035)

                  If to Kirlin or the Company:

                           6901 Jericho Turnpike
                           Syosset, New York  11791
                           Attention:  Anthony Kirincic
                           Facsimile No:  516/364-5199


                  in either case, with a copy to

                           Graubard Mollen & Miller
                           600 Third Avenue
                           New York, New York 10016
                           Attention:  David Alan Miller, Esq.
                           (Facsimile No:  212/818-8881)

         15. Entire Agreement; Amendments and Waivers. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either


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generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, Kirlin and INDI.

         16. Severability. If one or more provisions of this Agreement is or are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its remaining terms.

         17. Termination. The provisions of this Agreement will terminate automatically and be of no further force and effect upon the earliest of (i) the date neither INDI or Kirlin or any of their respective Affiliates holds any Shares, (ii) consummation of a Control Transfer, and (iii) consummation of the initial public offering of the Company's equity securities.

         18. Rights of Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement on the day and year first above written.

                                     VENTUREHIGHWAY.COM INC.


                                      By:____________________________________
                                      Name:
                                      Title:


                                      KIRLIN HOLDING CORP.


                                      By:_____________________________________
                                      Name:
                                      Title:


                                      INDIVIDUAL INVESTOR GROUP, INC.


                                      By:_____________________________________
                                      Name:
                                      Title:


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